Exhibit 23.2

James R. Bond, Jr. Timothy S. Pecaro John S. Sanders Jeffrey P. Anderson	Andrew R. Gefen Matthew H. Lochte Benjamin K. Steinbock stephanie M. Wong	Michael P. Garvey Colleen E.thombs Andrew D. Bolton Gina C. Gatti

Consent of Bond & Pecaro, Inc.

We hereby consent to the inclusion of our name and the description of our valuation work product contained in the Form 10-K for the fiscal year ended December 31, 2015 filed by Salem Media Group, Inc. (the “Company”), which has been incorporated by reference in the registration statement on Form S-3 filed by the Company.

Bond & Pecaro, Inc.

August 4, 2016

Washington, D.C.

1990 M Street, N.W., Suite 400 • Washington, D.C. 20036 • (202) 775-8870 • Fax (202) 775-0175
WWW.BONDPECARO.COM	E-MAIL: BP@BONDPECARO.COM